Exhibit 3

Assignment and Adoption Agreement

This Assignment and Adoption Agreement is entered into as of August 14, 2007 by and between:

(1) MTG Broadcasting AB with its principal office in Sweden at Skeppsbron 18, Box 2094, SE-103 13 Stockholm (the “Assignor”); and

(2) MTG Russia AB with its principal office in Sweden at Skeppsbron 18, Box 2094, SE-103 13 Stockholm (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor is transferring to the Assignee all of the shares of the common stock, $.01 par value per share, of CTC Media, Inc. (the “Company”) owned by the Assignor (the “Shares”);

WHEREAS, the Assignor is party to that certain Stockholders’ Agreement, dated as of May 12, 2006, by and among the Company, Assignor and certain other stockholders of the Company (the “Stockholders’ Agreement”);

WHEREAS, Assignor desires to transfer and assign all rights under the Stockholders’ Agreement to Assignee; and

WHEREAS, it is a condition to the Assignor’s assignment of rights under the Stockholders’ Agreement that the Assignee agree to be bound by the terms of the Stockholders’ Agreement;

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The Assignor hereby assigns to the Assignee any and all rights and obligations of the Assignor under the Stockholders’ Agreement.

2.

The Assignee hereby accepts such assignment and agrees to the terms and conditions of the Stockholders’ Agreement and agrees to be fully bound by the terms and conditions thereof as if the Assignee were an original signatory thereto. A copy of this Assignment and Adoption Agreement shall be forwarded to the Company as notice under the Stockholders’ Agreement and the agreement of the Assignee in this paragraph 2 is for the express benefit of the Company and the other parties to the Stockholders’ Agreement.

3.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

IN WITNESS WHEREOF, the undersigned have caused this Assignment and Adoption Agreement to be executed as of the date first above written.

MTG Broadcasting AB

By: /s/ Hans-Holger Albrecht

Name: Hans-Holger Albrecht
Title: Chairman

By: /s/ Mathias Hermansson
Name: Mathias Hermansson
Title: Director
MTG Russia AB

By: /s/ Hans-Holger Albrecht

Name: Hans-Holger Albrecht
Title: Chairman

By: /s/ Mathias Hermansson
Name: Mathias Hermansson
Title: Director